June 17, 2019

Rina Paniry
Chief Financial Officer
STARWOOD PROPERTY TRUST, INC.
591 West Putnam Avenue
Greenwich, CT 06830

       Re: STARWOOD PROPERTY TRUST, INC.
           Form 10-K for the year ended December 31, 2018
           File No. 001-34436

Dear Ms. Paniry:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Real Estate
and
                                                          Commodities